Exhibit G

                    PROPOSED FORM OF FEDERAL REGISTER NOTICE


SECURITIES AND EXCHANGE COMMISSION

(Release No. 35-_____)

Filings under the Public Utility Holding Company Act of 1935, as amended ("Act")

September __, 2004

        Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference.

        Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by October __, 2004 to the Secretary, Securities and Exchange Commission, 450 5th Street, N.W., Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) as specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After October __, 2004, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

                                   * * * * * *

ALLIANT ENERGY CORPORATION, ET AL.  (70-[___])
---------------------------------

        Alliant Energy Corporation ("Alliant Energy"), a registered holding company whose principal business address is at 4902 N. Biltmore Lane, Madison, Wisconsin 53718; Wisconsin Power and Light Company ("WP&L"), Interstate Power and Light Company ("IP&L"), and Wisconsin River Power Company ("WRP"), which are public-utility subsidiaries of Alliant Energy; Alliant Energy Corporate Services, Inc. ("Alliant Services"), a subsidiary service company; and the following non-utility subsidiaries of Alliant Energy: Alliant Energy Resources, Inc. ("AER"), Alliant Energy Nuclear LLC and its subsidiary, Alliant Energy Synfuel LLC and its subsidiaries, Alliant Energy EPC, LLC, Alliant Energy TransCo LLC and its subsidiary, Distribution Vision 2010, WPL Transco, LLC, AER Holding Company, AEG Worldwide, Inc. and its subsidiaries, Alliant Energy Neenah, LLC, Alliant Energy Transportation, Inc. and its subsidiaries, Alliant Energy Investments, Inc. and its subsidiaries, Alliant Energy International, Inc. and its subsidiaries, and Alliant Energy Integrated Services Company and its subsidiaries, have filed an application/declaration with the Commission in


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this proceeding pursuant to Sections 6, 7, 9, 10, 12, 13, 32 and 33 of the Act
and Rules 43, 45, 46, 53, 54 and 80 - 92 promulgated thereunder.

                                  I. BACKGROUND

                          A. The Alliant Energy System

        Alliant Energy's principal public-utility subsidiaries are IP&L, WP&L and South Beloit Water, Gas and Electric Company ("SBWG&E"). Together, IP&L, WP&L and SBWG&E provide public-utility service to approximately 970,000 electric and 409,000 retail gas customers in parts of Wisconsin, Iowa, Minnesota, and Illinois. WP&L also owns 50% of the issued and outstanding common stock of WRP, which owns and operates hydroelectric generating facilities in Wisconsin. IP&L, WP&L, SBWG&E, and WRP are herein referred to collectively as the "Utility Subsidiaries."/1/

        In addition to Alliant Services, Alliant Energy's principal non-utility subsidiaries are AER, which serves as the holding company for substantially all of Alliant Energy's non-utility investments and subsidiaries. AER has ten direct wholly-owned non-utility subsidiaries (Alliant Energy Transportation, Inc., Alliant Energy International, Inc., Alliant Energy Investments, Inc., Alliant Energy Integrated Services Company, AER Holding Company, AEG Worldwide, Inc., Alliant Energy Synfuel LLC, Alliant Energy Neenah, LLC, Alliant Energy EPC, LLC, and LNT Communications L.L.C.) that are engaged, directly and indirectly through other non-utility subsidiaries, principally in
(i) rail transportation, barge terminal and hauling, and fuel transportation and handling operations; (ii) developing, owning and operating non-regulated domestic generation projects and foreign utility systems and providing technical and operational services to owners of wind power projects; (iii) various other unregulated energy-related businesses, including steam production, fuel management services and energy management services; (iv) providing environmental consulting and engineering services; (v) synthetic fuels processing; and (vi) management of investments in telecommunications operations, undeveloped real estate, and affordable housing projects. Alliant Services, AER, AER's direct non-utility subsidiaries named above, and the other direct and indirect non-utility subsidiaries of Alliant Energy named in the application/declaration, and their respective non-utility subsidiaries, are referred to as the "Non-Utility Subsidiaries."

        The Utility Subsidiaries and Non-Utility Subsidiaries are referred to collectively as the "Subsidiaries." The term Subsidiaries also includes any other subsidiaries hereafter acquired, directly or indirectly, by Alliant Energy in a transaction that is exempt under the Act or rules thereunder (in particular, Rule 58) or in a transaction that has been approved by the Commission either in this proceeding (e.g., a "Financing Subsidiary" or

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1 Alliant Energy also indirectly holds approximately 25% of the common stock of
ATC Management, Inc. and an approximately 25% membership interest in American Transmission Company, LLC, which were formed to acquire, own and manage the Wisconsin transmission assets of Alliant Energy and certain other Wisconsin electric utility companies. These subsidiaries are not applicants in this proceeding.


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"Intermediate Subsidiary," as described below) or in a separate proceeding.
Alliant Energy and the Subsidiaries are sometimes referred to as the "Applicants."

                              B. Current Authority

        By order dated October 3, 2001 in File No. 70-9891 (the "October 2001 Order"),/2/ as modified by supplemental order dated December 17, 2002,/3/ Alliant Energy is authorized to issue from time to time through December 31, 2004, common stock (including options, warrants or stock purchase rights exercisable for common stock), preferred stock, other forms of preferred securities, and long-term debt securities in an aggregate amount at any time outstanding not to exceed $1.5 billion and to provide guarantees and other forms of credit support on behalf of the Subsidiaries in an aggregate amount at any time outstanding not to exceed $3 billion. The Commission authorized Alliant Energy to utilize the proceeds of such financings to increase its "aggregate investment," as defined in Rule 53, in "exempt wholesale generators" ("EWGs") and "foreign utility companies" ("FUCOs") to 100% of its "consolidated retained earnings," also as defined in Rule 53 (the "EWG/FUCO Investment Limitation"), and reserved jurisdiction over Alliant Energy's request for authorization to increase its "aggregate investment" in EWGs and FUCOs to $1.75 billion pending completion of the record.

        In addition to the foregoing, the Commission authorized (i) Alliant Energy to issue up to 8 million shares of common stock pursuant to its dividend reinvestment plan and stock-based plans maintained for the benefit of its Subsidiaries' officers and employees and non-management directors; (ii) Alliant Energy and Non-Utility Subsidiaries to make loans to less than wholly-owned Non-Utility Subsidiaries at interest rates and maturities designed to provide a return to the lending company of not less than its effective cost of capital;
(iii) AER and other Non-Utility Subsidiaries to provide guarantees and forms of credit support on behalf of other Non-Utility Subsidiaries in an amount not to exceed $600 million at any time outstanding; (iv) Alliant Energy and any Non-Utility Subsidiary to enter into interest rate hedging transactions; (v) Alliant Energy and its Non-Utility Subsidiaries to change the terms of the authorized stock capitalization of any other Non-Utility Subsidiary; (vi) Alliant Energy and any Non-Utility Subsidiary to organize and acquire the equity securities of one or more special purpose entities organized exclusively for the purpose of facilitating the issuance of securities ("Financing Subsidiaries"), and to engage in certain related transactions with any such Financing Subsidiaries; (vii) Alliant Energy and any Non-Utility Subsidiary to organize and acquire the equity securities of one or more entities organized exclusively for the purpose of acquiring and holding the securities of other exempt and authorized Non-Utility Subsidiaries ("Intermediate Subsidiaries"); (viii) AER and other Non-Utility Subsidiaries to expend up to $800 million at any time outstanding to acquire certain categories of non-utility, energy-related, assets ("Energy Assets") that are incidental to energy marketing and oil and gas production operations of the Non-Utility Subsidiaries, and/or the securities of companies substantially all of whose physical properties consist of Energy

-------------------

2 Holding Co. Act Release No. 27448.

3 Holding Co. Act Release No. 27620 (increasing maximum spread over referenced U.S. Treasury securities as applicable to long-term debt and preferred securities of Alliant Energy).


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Assets; (ix) AER and other Non-Utility Subsidiaries to provide goods and services to each other at market rates, subject to certain limitations; (x) Non-Utility Subsidiaries to engage in certain categories of non-utility, energy-related, activities outside the United States, subject to a reservation of jurisdiction; and (xi) AER and other Non-Utility Subsidiaries to pay dividends and/or acquire, retire or redeem their own securities out of capital and unearned surplus.

        By order dated June 21, 2002 in File No. 70-10052,4 as modified by orders dated October 10, 20025 and December 12, 20026 (as so modified, (the "Money Pool Order"), Alliant Energy is authorized to issue short-term notes and/or commercial paper from time to time through December 31, 2004, in an aggregate principal amount at any time outstanding not to exceed $1 billion, and to use the proceeds thereof, together with other available funds, to fund short-term loans to IP&L and Alliant Services through the Alliant Energy System Utility Money Pool ("Utility Money Pool") and to AER and certain other Non-Utility Subsidiaries through the Alliant Energy System Non-Utility Money Pool ("Non-Utility Money Pool"). The Commission reserved jurisdiction over borrowings by IP&L under the Utility Money Pool, as it was then proposed to be amended and restated, pending completion of the record. In addition, the Commission authorized IP&L to issue and sell short-term debt in the form of notes and/or commercial paper from time to time through December 31, 2004 in an aggregate principal amount at any time outstanding not to exceed $300 million or such lesser amount as may be approved from time to time by the Minnesota Public Utilities Commission ("MPUC").

        By order dated November 25, 1998 in File No. 70-9375,7 as modified by orders dated December 15, 2000,8 October 24, 2001,9 and June 25, 200410 (as so modified, the "IP&L Long-term Debt Order"), the Commission has authorized IP&L to (1) issue and sell from time to time through December 31, 2004 long-term debt securities in the form of any combination of (a) collateral trust bonds, (b) senior unsecured debentures, and (c) unsecured subordinated debentures); and (2) enter into an agreement or agreements for the issuance and sale of one or more series of tax-exempt bonds for the financing or refinancing of air and water pollution control facilities and sewage and solid waste disposal facilities.

-------------------

4 Holding Co. Act Release No. 27542.

5 Holding Co. Act Release No. 27575 (releasing jurisdiction over IP&L's issuance of short-term debt securities).

6 Holding Co. Act Release No. 27615 (increasing spread over referenced London Interbank Offered rate applicable to short-term debt securities of Alliant Energy and IP&L).

7 Holding Co. Act Release No. 26945. (IP&L was then named IES Utilities Inc.)

8 Holding Co. Act Release No. 27306.

9 Holding Co. Act Release No. 27456.

10 Holding Co. Act Release No. 27863 (increasing long-term debt limit to $350 million and extending authorization period through December 31, 2004).


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        By order dated December 12, 2002 in File No. 70-10077 (the "IP&L
Preferred Stock Order"),/11/ the Commission authorized IP&L to amend and restate its articles of incorporation to provide for the issuance of 16 million shares of preferred stock and to issue such shares in one or more series from time to time through December 31, 2005 in an aggregate amount at any time outstanding not to exceed the lesser of (i) the limit set by the MPUC from time to time or
(ii) $200 million. The Commission reserved jurisdiction over a request by IP&L to organize and acquire the stock or other equity interests in one or more special purpose entities for the sole purpose of issuing, in one or more series, preferred securities, and to engage in certain other transactions related thereto./12/

                           II. REQUESTS FOR AUTHORITY.

        The Applicants are now requesting approval for a program of external financing by Alliant Energy, IP&L and WRP, credit support arrangements, continuation of the Non-Utility Money Pool, interest rate hedging transactions, and other related proposals for the period commencing January 1, 2005 and extending through December 31, 2007 (the "Authorization Period").

                        A. General Terms and Conditions.

        The following general terms will be applicable where appropriate to the proposed external financing activities of Alliant Energy, IP&L and WRP as described below:

        (a) Effective Cost of Funds. The effective cost of money (i.e., the aggregate of all payments, including interest and other periodic payments) in respect of stock purchase contracts and stock purchase units issued by Alliant Energy will not exceed at the time of issuance the greater of (a) 700 basis points over the yield to maturity of comparable-term U.S. Treasury securities or
(b) a gross spread over U.S. Treasury securities that is consistent with similar securities of comparable credit quality and maturities issued by other companies. The effective cost of money on long-term debt securities issued by Alliant Energy, IP&L and WRP will not exceed at the time of issuance the greater of (a) 500 basis points over the yield to maturity of comparable-term U.S. Treasury securities if the interest rate on such long-term debt securities is a fixed rate or 500 basis points over the London Interbank Offered Rate ("LIBOR") for maturities of less than one year if the rate on such long-term debt securities is a floating rate, or (b) a gross spread over U.S. Treasury securities or LIBOR, as applicable, that is consistent with similar securities of comparable credit quality and maturities issued by other companies. The effective cost of money on preferred stock issued by IP&L and preferred securities issued by Alliant Energy and IP&L will not exceed at the time of issuance the greater of (a) 600 basis points over the yield to maturity of comparable-term U.S. Treasury securities or (b) a gross spread over U.S. Treasury securities that is consistent with similar securities of comparable credit quality and maturities issued by other companies. The effective cost of

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11 Holding Co. Act Release No. 27614.

12 IP&L will relinquish its authority under the IP&L Preferred Stock Order upon the effective date of the Commission's order in this proceeding.


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money on short-term debt securities issued by Alliant Energy, IP&L and WRP will not exceed at the time of issuance the greater of (a) 500 basis points over LIBOR for maturities of less than one year or (b) a gross spread over LIBOR that is consistent with similar securities of comparable credit quality and maturities issued by other companies.

        (b) Maturity. The maturity of long-term debt securities will be between one year and 50 years after the issuance thereof. Preferred securities, stock purchase contracts and stock purchase units will be redeemed no later than 50 years after the issuance thereof, unless converted into common stock. Preferred stock of IP&L may be perpetual in duration.

        (c) Issuance Expenses. The underwriting fees, commissions or other similar remuneration paid in connection with any non-competitive issuance, sale or distribution of securities will not exceed the greater of (a) 5% of the principal or total amount of the securities being issued or (b) issuance expenses that are generally paid at the time of the pricing for sales of similar securities having the same or reasonably similar terms and conditions issued by similar companies of reasonably comparable credit quality.

        (d) Common Equity Ratio. At all times during the Authorization Period, Alliant Energy and each Utility Subsidiary will maintain common equity of at least 30% of its consolidated capitalization (common stock equity, preferred stock equity, long-term debt and short-term debt); provided that Alliant Energy will in any event be authorized to issue common stock (including pursuant to stock-based plans maintained for shareholders, including new investors, officers, employees and non-employee directors) to the extent authorized herein.

        (e) Investment Grade Ratings. The Applicants further represent that, except for securities issued to fund intrasystem financings, no guarantees or other securities, other than common stock, may be issued in reliance upon the authorization granted by the Commission, unless (i) the security to be issued, if rated, is rated investment grade; (ii) all outstanding securities of the issuer that are rated are rated investment grade; and (iii) all outstanding securities of Alliant Energy that are rated are rated investment grade. For purposes of this provision, a security will be deemed to be rated "investment grade" if it is rated investment grade by at least one nationally recognized statistical rating organization, as that term is used in paragraphs
(c)(2)(vi)(E), (F) and (H) of Rule 15c3-1 under the Securities Exchange Act of 1934, as amended ("1934 Act"). The ratings test will not apply to any issuance of common stock. The Applicants further request that the Commission reserve jurisdiction over the issuance of any guarantee or other securities in reliance upon the authorization granted by the Commission at any time that the conditions set forth in clauses (i) through (iii) above are not satisfied.

        It is stated that the proceeds from the financings authorized by the Commission pursuant to this application/declaration will be used for general corporate purposes, including (i) financing, in part, investments by and capital expenditures of Alliant Energy and its Subsidiaries, (ii) funding of future investments in EWGs, FUCOs, and "energy-related companies" under Rule 58 ("Rule 58 Companies"), (iii) the acquisition, retirement or redemption by Alliant Energy or any Subsidiary of any of its own securities pursuant to Rule 42 or as authorized by the Commission in this proceeding, (iv) financing working capital requirements of Alliant Energy and its Subsidiaries, including by making contributions to the Non-Utility Money Pool, and/or (v) the acquisition of the


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securities or assets of other companies, as authorized in this proceeding or as may be authorized by the Commission in a separate proceeding. The Applicants represent that no financing proceeds will be used to acquire the equity securities of any new subsidiary unless such acquisition has been approved by the Commission in this proceeding or in a separate proceeding or in accordance with an available exemption under the Act or rules thereunder, including Sections 32 and 33 and Rule 58. Alliant Energy states that the aggregate amount of the proceeds of securities (including guarantees) issued by Alliant Energy to fund investments in EWGs and FUCOs will not, when added to Alliant Energy's "aggregate investment" in all such entities at any point in time, exceed the EWG/FUCO Investment Limitation authorized under the October 2001 Order. Alliant Energy requests the Commission to continue its reservation of jurisdiction over Alliant Energy's use of financing proceeds to fund investments in EWGs and FUCOs in an amount which, when added to Alliant Energy's "aggregate investment" in such entities from time to time, would equal $1.75 billion. The Applicants further represents that the proceeds of securities (including guarantees) used by Alliant Energy or any Subsidiary to fund investments in Rule 58 Companies will be subject to the limitations of that rule.

              B. External Financing by Alliant Energy, IP&L and WRP

        1. Alliant Energy. Alliant Energy requests authorization to issue and sell, from time to time during the Authorization Period, any combination of the following types of securities: (A) common stock ("Common Stock") (including options and warrants exercisable for Common Stock), forward stock purchase contracts ("Stock Purchase Contracts") and stock units consisting of a Stock Purchase Contract coupled with an intermediate-term debt security of Alliant Energy ("Stock Purchase Units"), (B) preferred securities (including without limitation monthly income preferred trust securities) ("Preferred Securities"),
(C) long-term debt securities having maturities of one to fifty years ("Long-term Debt"), and (D) and short-term debt securities having maturities of less than one year ("Short-term Debt"), provided that the aggregate amount of all such new securities issued during the Authorization Period shall not exceed $500 million at any time outstanding, and provided further that any shares of Common Stock sold pursuant to Alliant Energy's Rights Agreement (as separately authorized by the Commission) will not count against this limit.

        Alliant Energy contemplates that such securities would be issued and sold directly to the public in one or more offerings registered under the Securities Act of 1933, as amended (the "1933 Act") either (i) through underwriters selected by negotiation or competitive bidding or (ii) through a selling agent acting either as agent or as principal for resale to the public either directly or through dealers, or to one or more purchasers in privately-negotiated transactions or to one or more investment banking or underwriting firms or other entities who would resell such securities without registration under the 1933 Act in reliance upon one or more applicable exemptions from registration thereunder. All such securities sales will be at rates or prices and under conditions negotiated or based upon, or otherwise determined by, competitive capital markets.

        Alliant Energy may issue and sell Common Stock, Stock Purchase Contracts and Stock Purchase Units pursuant to underwriting agreements of a type generally standard in the industry. Public distributions may be pursuant to private negotiation with underwriters, dealers or agents, as discussed below, or effected through competitive bidding among underwriters. In addition, sales may be made through private placements or other non-public offerings to one or more persons. If underwriters are used in the sale of such securities, such


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securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such securities may be offered to the public either through underwriting syndicates (which may be represented by a managing underwriter or underwriters designated by Alliant Energy) or directly by one or more underwriters acting alone, or may be sold directly by Alliant Energy or through agents designated by Alliant Energy from time to time. If dealers are used in the sale of such securities, Alliant Energy will sell such securities to the dealers, as principals. Any dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. If Common Stock is being sold in an underwritten offering, Alliant Energy may grant the underwriters thereof a "green shoe" option permitting the purchase from Alliant Energy at the same price additional shares then being offered.

        Alliant Energy also requests authorization to issue Common Stock or options, warrants or other stock purchase rights exercisable for Common Stock in public or privately-negotiated transactions in exchange for the equity securities or assets of other companies, provided that the acquisition of any such equity securities or assets has been authorized in a separate proceeding or is exempt under the Act or the rules thereunder (specifically, Rule 58).

        Stock Purchase Contracts would obligate holders to purchase from Alliant Energy, and Alliant Energy to sell to the holders, a specified number of shares of Common Stock at a future date or dates (typically between three and five years after the date of issuance). The price per share of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. Stock Purchase Contracts may be issued separately or as a part of Stock Purchase Units (a form of "equity-linked" security), which would consist of a Stock Purchase Contract and either Long-term Debt, debt securities of a Non-Utility Subsidiary or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock under the Stock Purchase Contracts. Stock Purchase Contracts may require Alliant Energy and/or AER to make periodic payments to the holders of some or all of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations under these Stock Purchase Contracts in a specified manner.

        Preferred Securities (including but not limited to monthly income preferred securities) may be issued in one or more series with such rights, preferences, and priorities as may be designated in the instrument creating each such series, as determined by Alliant Energy's board of directors. Dividends or distributions on Preferred Securities will be made periodically and to the extent funds are legally available for such purpose, but may be made subject to terms which allow the issuer to defer dividend payments or distributions for specified periods. Preferred Securities may be convertible or exchangeable into shares of Common Stock or other securities that Alliant Energy is authorized to issue.

        Long-term Debt may be issued in one or more series in the form of unsecured notes or debentures with such rights, preferences, and priorities as may be designated in the instrument creating each such series, as determined by Alliant Energy's board of directors. Long-term Debt of a particular series (a) may be convertible into any other securities that Alliant Energy is authorized


                                       8
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to issue, (b) may be subject to optional and/or mandatory redemption, in whole or in part, at par or at various premiums above the principal amount thereof,
(c) may be entitled to mandatory or optional sinking fund provisions, (d) may provide for reset of the coupon pursuant to a remarketing arrangement, and (e) may be called from existing investors by a third party. The maturity dates, interest rates, redemption and sinking fund provisions and conversion features, if any, with respect to the Long-term Debt of a particular series, as well as any associated placement, underwriting or selling agent fees, commissions and discounts, if any, will be established by negotiation or competitive bidding.

        Short-term Debt may include commercial paper, unsecured bank notes and other forms of unsecured short-term indebtedness having maturities of less than one year from the date of issuance. Commercial paper may be sold in established domestic or European commercial paper markets. Such commercial paper would typically be sold to dealers at the discount rate per annum prevailing at the date of issuance for commercial paper of comparable quality and maturities sold to commercial paper dealers generally. It is expected that the dealers acquiring such commercial paper will reoffer it at a discount to corporate, institutional and, with respect to European commercial paper, individual investors. It is anticipated that such commercial paper will be reoffered to investors such as commercial banks, insurance companies, pension funds, investment trusts, foundations, colleges and universities, finance companies and nonfinancial corporations.

        Alliant Energy may also establish and maintain back-up credit lines with banks or other institutional lenders to support its commercial paper program and other credit arrangements and/or borrowing facilities generally available to borrowers with comparable credit ratings as they may deem appropriate in light of their needs and existing market conditions providing for revolving credit or other loans and having commitment periods not longer than the Authorization Period. Only the amounts drawn and outstanding under these agreements and facilities will be counted against the proposed limit on new financing by Alliant Energy.

        In additional to the foregoing requested authorizations, Alliant Energy also requests authorization to issue, from time to time during the Authorization Period, up to 8.5 million shares of Common Stock pursuant to its dividend reinvestment plan and incentive compensation and stock-purchase plans maintained for its and its Subsidiaries' officers and employees and non-management directors.

        2. IP&L. IP&L requests authorization to issue and sell, from time to time during the Authorization Period, any combination of the following types of securities: (A) preferred stock ("Preferred Stock") or other types of Preferred Securities, (B) Long-term Debt, and (C) Short-term Debt, provided that the aggregate amount of all such new securities issued during the Authorization Period shall not exceed $700 million at any time outstanding or such lesser amount as may be authorized from time to time by the MPUC.

        Preferred Stock or Preferred Securities may be issued in one or more series with such rights, preferences, and priorities as may be designated in the instrument creating each such series, as determined by IP&L's board of directors. Dividends or distributions on Preferred Stock or Preferred Securities will be made periodically and to the extent funds are legally available for such


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purpose, but may be made subject to terms which allow the issuer to defer dividend payments or distributions for specified periods.

        Long-term Debt of IP&L may be in the form of (a) one or more series of collateral trust bonds ("Trust Bonds") issued under an Indenture of Mortgage and Deed of Trust, dated as of September 1, 1993, between IP&L and J.P. Morgan Trust Company, National Association, successor, as Trustee, as supplemented from time to time, (b) one or more series of senior unsecured debentures ("Senior Debentures") issued under an Indenture, dated as of August 20, 2003, between IP&L and J.P. Morgan Trust Company, National Association, successor, as Trustee, or (c) agreements with issuing authorities for the issuance and sale of one or more series of tax-exempt bonds ("Tax-Exempt Bonds") for the financing or refinancing of air and water pollution control facilities and sewage and solid waste disposal facilities ("Facilities"). As security for IP&L's obligations under any agreement relating to any series of Tax-Exempt Bonds, IP&L requests authority to (1) issue its promissory note or notes to evidence the loan to IP&L of the proceeds of the Tax-Exempt Bonds by the issuer thereof, (2) convey a subordinated security interest in any Facilities that are financed through the issuance of Tax-Exempt Bonds, (3) issue and pledge one or more new series of Trust Bonds ("Tax-Exempt Collateral Bonds"), (4) acquire and deliver letters of credit guaranteeing payment of the Tax-Exempt Bonds and enter into reimbursement agreements with respect to any such letters of credit, (5) acquire insurance policies guaranteeing payment of the Tax-Exempt Bonds, and (6) provide a direct guarantee of payment of the principal of and premium, if any, and interest on the Tax-Exempt Bonds. Consistent with the terms of the IP&L Long-term Debt Order, it is proposed that the principal amount of any Tax-Exempt Collateral Bonds issued by IP&L as collateral security for Tax-Exempt Bond obligations and any other forms of collateral related to the Tax-Exempt Bonds be excluded from the proposed overall financing limit on long-term financing by IP&L.

        Short-term Debt of IP&L may include commercial paper notes and secured or unsecured bank notes or other forms of secured or unsecured short-term indebtedness having maturities of less than one year from the date of issuance. Commercial paper may be sold in established domestic or European commercial paper markets. Such commercial paper would typically be sold to dealers at the discount rate per annum prevailing at the date of issuance for commercial paper of comparable quality and maturities sold to commercial paper dealers generally. It is expected that the dealers acquiring such commercial paper will reoffer it at a discount to corporate, institutional and, with respect to European commercial paper, individual investors. It is anticipated that such commercial paper will be reoffered to investors such as commercial banks, insurance companies, pension funds, investment trusts, foundations, colleges and universities, finance companies and nonfinancial corporations.

        IP&L may also establish and maintain back-up credit lines with banks or other institutional lenders to support its commercial paper program and other credit arrangements and/or borrowing facilities generally available to borrowers with comparable credit ratings as it may deem appropriate in light of its needs and existing market conditions providing for revolving credit or other loans and having commitment periods not longer than the Authorization Period. Only the amounts drawn and outstanding under these agreements and facilities will be counted against the proposed limit on new financing by IP&L.

        The issuance of secured Short-term Debt by IP&L would be limited to those circumstances in which IP&L can expect a lower effective cost of borrowing compared to issuing unsecured Short-term Debt or in which unsecured credit is unavailable, except at a higher cost than secured Short-term Debt. IP&L anticipates that the collateral offered as security for any secured Short-term Debt would generally be limited to current assets, such as inventory and/or accounts receivable.

        3. WRP. WRP requests authorization to issue and sell, from time to time during the Authorization Period, Long-term Debt and Short-term Debt, provided that the aggregate principal amount of all such new securities issued during the Authorization Period shall not exceed $2.5 million at any time outstanding. Such securities would be subject to the same general limitations and restrictions described above applicable to Long-term Debt and Short-term Debt of IP&L.

                C. Guarantees and Other Forms of Credit Support.

        Alliant Energy requests authorization to issue guarantees and provide other forms of credit support ("Alliant Energy Guarantees") with respect to securities issued by or other obligations of its Subsidiaries in an aggregate principal or nominal amount not to exceed $3.0 billion at any time outstanding. Alliant Energy Guarantees may be in the form of, among other things, direct parent guarantees, reimbursement obligations in respect of letters of credit, indemnities, and capital maintenance or "keep well" agreements. Alliant Energy requests authority to charge each Subsidiary a fee for providing credit support that is determined by multiplying the amount of the Alliant Energy Guarantee provided by the cost of obtaining the liquidity necessary to perform the guarantee (for example, bank line commitment fees or letter of credit fees, plus other transactional expenses) for the period of time the guarantee remains outstanding.

        Alliant Energy Guarantees may, in some cases, be provided to support obligations of Subsidiaries that are not readily susceptible of exact quantification or that may be subject to varying quantification. In such cases, Alliant Energy will determine the exposure under such guarantee for purposes of measuring compliance with the proposed limitation on Alliant Energy Guarantees by appropriate means, including estimation of exposure based on loss experience or projected potential payment amounts. If appropriate, such estimates will be made in accordance with U. S. Generally Accepted Accounting Principles ("U. S. GAAP"). Such estimation will be reevaluated periodically.

        AER and other Non-Utility Subsidiaries also request authorization to provide guarantees and other forms of credit support ("Non-Utility Guarantees") with respect to securities issued by and other obligations of other Non-Utility Subsidiaries in an aggregate principal or nominal amount not to exceed $600 million at any time outstanding, in addition to any guarantees that are exempt pursuant to Rule 45(b) and Rule 52. The types and terms of any Non-Utility Guarantee would be the same as described immediately above.

                     D. Interest Rate Hedging Transactions.

        Alliant Energy and, to the extent not exempt under Rule 52, any Subsidiary requests authorization to enter into hedging transactions ("Interest Rate Hedges") with respect to existing indebtedness of such company in order to manage and minimize interest costs, and to enter into hedging transactions ("Anticipatory Hedges") with respect to anticipatory debt issuances in order to lock-in current interest rates and/or manage interest rate risk exposure.

        It is stated that Interest Rate Hedges would be used as a means of prudently managing the risk associated with outstanding debt issued pursuant to the authorization requested in this Application/Declaration or an applicable exemption by, in effect, synthetically (i) converting variable-rate debt to fixed-rate debt, (ii) converting fixed-rate debt to variable-rate debt, and
(iii) limiting the impact of changes in interest rates resulting from variable-rate debt. In no case will the notional principal amount of any interest rate swap exceed the face value of the underlying debt instrument and related interest rate exposure. Transactions will be entered into for a fixed or determinable period. Thus, the Applicants will not engage in speculative transactions. Interest Rate Hedges (other than exchange-traded Interest Rate Hedges) would only be entered into with counterparties ("Approved Counterparties") whose senior unsecured debt ratings, or the senior unsecured debt ratings of the parent companies of the counterparties, as published by S&P, are equal to or greater than BBB, or an equivalent rating from Moody's or Fitch Inc.

        Anticipatory Hedges (other than exchange-traded Anticipatory Hedges) would only be entered into with Approved Counterparties, and would be utilized to fix and/or limit the interest rate risk associated with any new issuance through (i) a forward sale of exchange-traded U.S. Treasury futures contracts, U.S. Treasury Securities and/or a forward swap (each a "Forward Sale"), (ii) the purchase of put options on U.S. Treasury Securities (a "Put Options Purchase"),
(iii) a Put Options Purchase in combination with the sale of call options on U.S. Treasury Securities (a "Zero Cost Collar"), (iv) transactions involving the purchase or sale, including short sales, of U.S. Treasury Securities, or (v) some combination of a Forward Sale, Put Options Purchase, Zero Cost Collar and/or other derivative or cash transactions, including, but not limited to structured notes, caps and collars, appropriate for the Anticipatory Hedges.

        The Applicants represent that they will comply with Statement of Financial Accounting Standards ("SFAS") 133 ("Accounting for Derivative Instruments and Hedging Activities") and SFAS 138 ("Accounting for Certain Derivative Instruments and Certain Hedging Activities") or other standards relating to accounting for derivative transactions as are adopted and implemented by the Financial Accounting Standards Board ("FASB"). The Applicants represent that each Interest Rate Hedge and each Anticipatory Hedge will qualify for hedge accounting treatment under the current FASB standards in effect and as determined as of the date such Interest Rate Hedge or Anticipatory Hedge is entered into. The Applicants will also comply with any future FASB financial disclosure requirements associated with hedging transactions.

                   E. Continuation of Non-Utility Money Pool.

         Alliant Energy, AER and certain other Non-Utility Subsidiaries request authorization to continue their participation in the Non-Utility Money Pool as previously authorized./13/ Under the terms of the Amended and Restated Non-Utility Money Pool Agreement, funds would be available from the following sources for short-term loans to the Non-Utility Money Pool participants (other than Alliant Energy) from time to time: (1) surplus funds in the treasuries of any of the Non-Utility Money Pool participants ("Internal Funds"), and (2) proceeds received by any of the Non-Utility Money Pool participants from the issuance of Short-term Debt ("External Funds"), in each case to the extent permitted by applicable laws and regulatory orders. Funds would be made available from such sources in such order as Alliant Services, as the administrator of the Non-Utility Money Pool, may determine would result in a lower cost of borrowing, consistent with the individual borrowing needs and financial standing of Non-Utility Money Pool participants that invest funds in the Non-Utility Money Pool.

        Each Non-Utility Money Pool participant that is authorized or permitted to borrow from the Non-Utility Money Pool would borrow pro rata from each Non-Utility Money Pool participant that advances funds to the Non-Utility Money Pool in the proportion that the total amount advanced by such participant bears to the total amount then advanced to the Non-Utility Money Pool by all participants. On any day when more than one source of funds (i.e., both Internal Funds and External Funds), with different rates of interest, are used to fund loans through the Non-Utility Money Pool, each borrowing participant would borrow pro rata from each such funding source in the same proportion that the amount of funds provided by that funding source bears to the total amount of funds advanced to the Non-Utility Money Pool.

        The cost of compensating balances, if any, and fees paid to banks to maintain credit lines by Alliant Energy that are used to fund loans to the Non-Utility Money Pool would initially be paid by Alliant Energy. These costs would be retroactively allocated every month among the Non-Utility Money Pool borrowers in proportion to each such borrowers' estimated peak short-term borrowing requirements.

        The daily outstanding balance of all loans to the Non-Utility Money Pool participants shall accrue interest as follows: (a) if only Internal Funds comprise the daily outstanding balance of all loans outstanding during a calendar month, the interest rate applicable to such daily balances shall be the average for the month of the CD yield equivalent of the 30-day Federal Reserve "AA" Industrial Commercial Paper Composite Rate (the daily rate, "Composite," and the monthly average of such Composite, the "Average Composite"), or, if no such Composite was established for that particular day, then the applicable rate would be the Composite for the next preceding day for which such Composite was established, and (b) if only External Funds comprise the daily outstanding balance of all loans outstanding during a calendar month, the interest rate applicable to such daily outstanding balance shall be the lending participant's cost for such External Funds or, if more than one participant had made available

-------------------

13 Alliant Energy states that it is not seeking authority to continue to maintain a separate Utility Money Pool, as previously authorized. Instead, it is proposed that Alliant Services, which is currently the only Subsidiary actively participating in the Utility Money Pool, become a participant in the Non-Utility Money Pool.

External Funds at any time during the month, the applicable interest rate shall be a composite rate, equal to the weighted average of the costs incurred by the respective participants for such External Funds. In cases where the daily outstanding balances of all loans outstanding at any time during the month include both Internal Funds and External Funds, the interest rate applicable to the daily outstanding balances for the month shall be the weighted average of the (i) cost of all Internal Funds contributed by participants, and (ii) the cost of all such External Funds. The interest rate paid on funds advanced to the Non-Utility Money Pool by any participant will be equal to the cost of borrowing from the Non-Utility Money Pool. That is, the applicable rate would be the Composite rate in the case of Internal Funds, the lending company's cost of borrowing in the case of External Funds, and a weighted average cost of funds if funds advanced to the Non-Utility Money Pool at any one time consist of both Internal Funds and External Funds.

        Funds not required by the Non-Utility Money Pool participants to make loans (with the exception of funds required to satisfy the Non-Utility Money Pool's liquidity requirements) will be invested in one or more short-term investments: (i) interest-bearing accounts with banks; (ii) obligations issued or guaranteed by the U.S. government and/or its agencies and instrumentalities, including obligations under repurchase agreements; (iv) commercial paper rated not less than A-1 by S&P or P-1 by Moody's, or their equivalent by a nationally recognized rating agency; (iii) obligations issued or guaranteed by any state or political subdivision thereof, provided that such obligations are rated not less than "A" by a nationally recognized rating agency; (iv) bankers' acceptances;
(v) money market funds; (vi) bank certificates of deposit; (vii) Eurodollar funds; and (viii) such other investments as are permitted by Section 9(c) of the Act and Rule 40 thereunder.

        Any income earned on investments of surplus funds would be allocated at the end of each calendar month among those Non-Utility Money Pool participants that have invested funds in accordance with the proportion that each participant's average contribution of funds in the Non-Utility Money Pool for the month bears to the average total amount of funds invested in the Non-Utility Money Pool for the month.

        Each participant receiving a loan through the Non-Utility Money Pool would be required to repay the principal amount of such loan, together with all interest accrued thereon, on demand and in any event within 365 days of the date of such loan. All loans made through the Non-Utility Money Pool may be prepaid by the borrower without premium or penalty and without prior notice. All loans to, and borrowings from, the Non-Utility Money Pool to finance the existing businesses of the Non-Utility Money Pool participants will be exempt pursuant to the terms of Rule 52 under the Act. No loans through the Non-Utility Money Pool would be made to, and no borrowings through the Non-Utility Money Pool would be made by, Alliant Energy.

        Authorization is requested for the following direct and indirect Non-Utility Subsidiaries of Alliant Energy to participate in the Non-Utility Money Pool:

        Direct Subsidiaries of Alliant Energy:
        -------------------------------------
        o       Alliant Services
        o       AER
        o       Alliant Energy Nuclear LLC

        Direct Subsidiaries of AER:
        --------------------------
        o       Alliant Energy Integrated Services Company
        o       Alliant Energy Investments, Inc.
        o       Alliant Energy International, Inc.
        o       Alliant Energy Transportation Inc.
        o       Alliant Energy Synfuel LLC
        o       Alliant Energy Generation, Inc.
        o       Alliant Energy Neenah, LLC
        o       Alliant Energy EPC, LLC

        Direct and Indirect Subsidiaries of Alliant Energy Integrated Services Company:
        -------------------------------------------------------------
        o       Alliant Energy Field Services, LLC
        o       Alliant Energy Integrated Services - Energy Management LLC
        o       Alliant Energy Integrated Services - Energy Solutions LLC
        o       Cogenex Corporation o Energy Performance Services, Inc.
        o       Heartland Energy Group, Inc.
        o       Industrial Energy Applications, Inc.
        o       Industrial Energy Applications Delaware Inc.
        o       RMT, Inc.

        Direct and Indirect Subsidiaries of Alliant Energy Investments, Inc.
        -------------------------------------------------------------------
        o       Heartland Energy Services, Inc.
        o       Iowa Land and Building Company
        o       Prairie Ridge Business Park, L.C.
        o       Village Lakeshares LP

        Direct Subsidiary of Alliant Energy International, Inc.
        ------------------------------------------------------
        o       Alliant Energy de Mexico, S. de R.L. de C.V.

        Direct Subsidiaries of Alliant Energy Transportation, Inc.
        ---------------------------------------------------------
        o       Transfer Services, Inc.
        o       Cedar Rapids and Iowa City Railway Company
        o       IEI Barge Services, Inc.
        o       Williams Bulk Transfer Inc.

        Direct Subsidiary of Alliant Energy Generation, Inc.
        ---------------------------------------------------
        o       Sheboygan Power, LLC

                         F. Certain Intercompany Loans.

        Alliant Energy and Non-Utility Subsidiaries request authorization to make loans to any other Non-Utility Subsidiary of Alliant Energy that is less than wholly-owned at interest rates and maturities designed to provide a return to the lending company of not less than its effective cost of capital, provided that the borrowing Non-Utility Subsidiary may not sell any services to any associate Non-Utility Subsidiary unless such company falls within one of the categories of companies to which goods and services may be sold on a basis other than "at cost," as described below.

                G. Changes to Capital Structure of Subsidiaries.

        Alliant Energy and the Subsidiaries request authorization to change the terms of the authorized capitalization of any other majority-owned Subsidiary, provided that, if such Subsidiary is less than wholly-owned, all other equity owners consent to such change. Thus, a Subsidiary would be able to change the par value, or change between par value and no-par stock, or change the form of such equity from common stock to limited partnership or limited liability company interests or similar instruments, or from such instruments to common stock, without additional Commission approval. Any such action by a Utility Subsidiary would be subject to and would only be taken upon the receipt of any necessary approvals by the state commission in the state or states where the Utility Subsidiary is incorporated and doing business.

             H. Acquisition of Securities of Financing Subsidiaries.

        Alliant Energy, IP&L, WP&L and the Non-Utility Subsidiaries request authorization to acquire the equity securities of one or more Financing Subsidiaries and to guarantee the securities issued by such Financing Subsidiaries, to the extent not exempt pursuant to Rule 45(b) and Rule 52, and Financing Subsidiaries to transfer the proceeds of any financing to its parent or as directed by its parent. Financing Subsidiaries would be organized specifically for the purpose of facilitating the financing of the authorized and exempt activities (including exempt and authorized acquisitions) of Alliant Energy and the Subsidiaries through the issuance of Long-term Debt or Preferred Securities (including but not limited to monthly income preferred securities) to third parties, and to transfer the proceeds of such financings to or as directed by the Financing Subsidiary's parent. Alliant Energy may, if required, guarantee or enter into expense agreements in respect of the obligations of any Financing Subsidiary that it organizes. IP&L, WP&L or any Non-Utility Subsidiary may also provide guarantees and enter into expense agreements, if required, on behalf of any of its Financing Subsidiaries pursuant to Rules 45(b)(7) and 52, as applicable. The amount of any securities issued by a Financing Subsidiary of Alliant Energy would be counted against the limitation on the amounts of similar types of securities that Alliant Energy is authorized to issue directly, as set forth above. To avoid double counting, however, any such credit support provided by Alliant Energy would not also be counted against the limitation on Alliant Energy Guarantees. Similarly, the amount of any securities issued by a Financing Subsidiary of IP&L would be counted against the limitation on the amounts of similar types of securities that IP&L is authorized to issue directly, as set forth above.

           I. Acquisition of Securities of Intermediate Subsidiaries;
                            Certain Reorganizations.

        Alliant Energy and AER request authorization to acquire, directly or indirectly, the equity securities of one or more Intermediate Subsidiaries, which would be organized exclusively for the purpose of acquiring, financing, and holding the securities of one or more existing or future Non-Utility Subsidiaries, including, but not limited to, EWGs, FUCOs, "energy-related companies" under Rule 58 ("Rule 58 Companies"), and "exempt telecommunications companies" ("ETCs") under Section 34 of the Act, provided that such companies may also engage in preliminary development and administrative activities relating to investments in such entities.

        AER, Intermediate Subsidiaries and other Non-Utility Subsidiaries further request authorization to make expenditures of up to $200 million at any time outstanding during the Authorization Period on preliminary development activities, which would be limited to due diligence and design review; market studies; preliminary engineering; site inspection; preparation of bid proposals, including, in connection therewith, posting of bid bonds; application for required permits and/or regulatory approvals; acquisition of site options and options on other necessary rights; negotiation and execution of contractual commitments with owners of existing facilities, equipment vendors, construction firms, power purchasers, thermal "hosts," fuel suppliers and other project contractors; negotiation of financing commitments with lenders and other third-party investors; and such other preliminary activities as may be required in connection with the purchase, acquisition, financing or construction of facilities or the acquisition of securities of or interests in new businesses.

        In addition, to the extent that such transactions are not otherwise exempt under the Act or Rules thereunder, Alliant Energy requests authorization to consolidate or otherwise reorganize all or any part of its direct and indirect ownership interests in Non-Utility Subsidiaries, and the activities and functions related to such investments. To effect any such consolidation or other reorganization, Alliant Energy or AER may wish to either contribute the equity securities of one Non-Utility Subsidiary to another Non-Utility Subsidiary (including a newly formed Intermediate Subsidiary) or sell (or cause a Non-Utility Subsidiary to sell) the equity securities or all or part of the assets of one Non-Utility Subsidiary to another one. Such transactions may also take the form of a Non-Utility Subsidiary selling or transferring the equity securities of a subsidiary or all or part of such subsidiary's assets as a dividend to an Intermediate Subsidiary or to another Non-Utility Subsidiary, and the acquisition, directly or indirectly, of the equity securities or assets of such subsidiary, either by purchase or by receipt of a dividend. The purchasing Non-Utility Subsidiary in any transaction structured as an intrasystem sale of equity securities or assets may execute and deliver its promissory note evidencing all or a portion of the consideration given. Each transaction would be carried out in compliance with all applicable U.S. or foreign laws and accounting requirements, and any transaction structured as a sale would be carried out for a consideration equal to the book value of the equity securities being sold.

                      J. New Investments in Energy Assets.

        AER and other Non-Utility Subsidiaries request authorization to expend up to $100 million at any time outstanding during the Authorization Period to construct or acquire Energy Assets that are incidental and related to the energy marketing and oil and gas production operations of its subsidiaries, and/or the securities of one or more existing or new companies substantially all of whose physical properties consist or will consist of Energy Assets, provided that the acquisition and ownership of such Energy Assets would not cause AER or any other Non-Utility Subsidiary to be or become an "electric utility company" or "gas utility company," as defined in Sections 2(a)(3) and 2(a)(4), respectively.

                        K. Exemption from Section 13(b).

        To the extent that Rule 90(d) does not otherwise apply, AER and other Non-Utility Subsidiaries request authorization to provide services and sell goods to each other at fair market prices, in any case in which the Non-Utility Subsidiary purchasing such goods or services is:

              (a) A FUCO or foreign EWG that derives no part of its income, directly or indirectly, from the generation, transmission, or distribution of electric energy for sale within the United States;

              (b) An EWG that sells electricity at market-based rates which have been approved by the Federal Energy Regulatory Commission ("FERC"), provided that the purchaser is not one of the Utility Subsidiaries;

              (c) A "qualifying facility" ("QF") within the meaning of the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA") that sells electricity exclusively (a) at rates negotiated at arms'-length to one or more industrial or commercial customers purchasing such electricity for their own use and not for resale, and/or (ii) to an electric utility company (other than one of the Utility Subsidiaries) at the purchaser's "avoided cost" as determined in accordance with the regulations under PURPA;

              (d) A domestic EWG or QF that sells electricity at rates based upon its cost of service, as approved by FERC or any state public utility commission having jurisdiction, provided that the purchaser thereof is not one of the Utility Subsidiaries; or

              (e) A Rule 58 Company or any other Non-Utility Subsidiary that (a) is partially-owned, provided that the ultimate purchaser of such goods or services is not a Utility Subsidiary or Alliant Services (or any other entity within the Alliant Energy system whose activities and operations are primarily related to the provision of goods and services to the Utility Subsidiaries, (b) is engaged solely in the business of developing, owning, operating and/or providing services or goods to Non-Utility Subsidiaries described in clauses (i) through (iv) immediately above, or (c) does not derive, directly or indirectly, any material part of its income from sources within the United States and is not a public-utility company operating within the United States.

        L. Activities of Non-Utility Subsidiaries Outside the United States.

        The Applicants, on behalf of any current or future Non-Utility Subsidiaries, request authorization to engage in certain energy-related, non-utility, activities outside the United States. Such activities include:

        (a) the brokering and marketing of electricity, natural gas and other energy commodities ("Energy Marketing");

        (b) energy management services ("Energy Management Services"), including the marketing, sale, installation, operation and maintenance of various products and services related to energy management and demand-side management, including energy and efficiency audits; facility design and process control and enhancements; construction, installation, testing, sales and maintenance of (and training client personnel to operate) energy conservation equipment; design, implementation, monitoring and evaluation of energy conservation programs; development and review of architectural, structural and engineering drawings for energy efficiencies, design and specification of energy consuming equipment; general advice on programs; the design, construction, installation, testing, sales and maintenance of new and retrofit heating, ventilating, and air conditioning ("HVAC"), electrical and power systems, alarm and warning systems, motors, pumps, lighting, water, water-purification and plumbing systems, and related structures, in connection with energy-related needs; and the provision of services and products designed to prevent, control, or mitigate adverse effects of power disturbances on a customer's electrical systems; and

        (c) engineering, consulting and other technical support services ("Consulting Services") with respect to energy-related businesses, as well as for individuals. Such Consulting Services would include technology assessments, power factor correction and harmonics mitigation analysis, meter reading and repair, rate schedule design and analysis, environmental services, engineering services, billing services (including consolidation billing and bill disaggregation tools), risk management services, communications systems, information systems/data processing, system planning, strategic planning, finance, feasibility studies, and other similar services.

        The Applicants request that the Commission (i) authorize Non-Utility Subsidiaries to engage in Energy Marketing activities in Canada and reserve jurisdiction over Energy Marketing activities outside of Canada pending completion of the record in this proceeding, (ii) authorize Non-Utility Subsidiaries to provide Energy Management Services and Consulting Services anywhere outside the United States, and (iii) reserve jurisdiction over other energy-related, non-utility, activities of Non-Utility Subsidiaries outside the United States, pending completion of the record.

                M. Dividends Out of Capital and Unearned Surplus.

        AER and other Non-Utility Subsidiaries request authorization to pay dividends out of capital and unearned surplus and/or acquire, retire or redeem securities issued to associate companies to the extent allowed under applicable law and the terms of any credit or security instruments to which they may be parties. Likewise, AER or other Non-Utility Subsidiary also request authorization to utilize freely distributable cash to acquire, retire or redeem any securities of which it is the issuer that are held by any associate company. It is stated that such transactions are a means to reduce the capitalization of a company and serve essentially the same purpose as a dividend paid out of capital or unearned surplus.

                 III. OTHER REQUIRED REGULATORY AUTHORIZATIONS.

         It is stated that no state commission, and no federal commission, other than the Commission, has jurisdiction over the proposed transactions insofar as they relate to Alliant Energy or any Non-Utility Subsidiary. The issuance and sale of long-term debt securities by IP&L are subject to approval by the MPUC and the Illinois Commerce Commission ("ICC"). In addition, the issuance of Short-term Debt by IP&L requires approval by the MPUC. IP&L states that it will not issue any securities authorized in this proceeding unless, at the time of issuance thereof, IP&L has obtained all necessary approvals of the MPUC and ICC.

It is further stated that the approval of the ICC and MPUC would also be required in order for IP&L to acquire the equity securities of any Financing Subsidiary, and the approval of the Public Service Commission of Wisconsin ("PSCW") would be required in order for WP&L to acquire the equity securities of any Financing Subsidiary. Such approval will be obtained at the time such companies seek approval to issue any securities through any Financing Subsidiary. The Applicants request that the Commission reserve jurisdiction over the acquisition of the securities of any Financing Subsidiary by IP&L and WP&L pending the receipt of the required state commission authorization and the filing of such authorization as a supplement to the record in this proceeding and the issuance of a supplemental order of the Commission approving any such state-jurisdictional acquisition.

        No other state commission, and no federal commission, other than this Commission, has jurisdiction over the proposed transactions as they relate to any of the Utility Subsidiaries.